Exhibit 10.7(5)

UPS LONG-TERM INCENTIVE PERFORMANCE PROGRAM

Terms and Conditions

1.	Establishment, Objectives and Duration.

1.1	Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby establishes this Long-Term Incentive Performance Program (“LTIP”) to provide for LTIP Awards in the form of RPUs pursuant to Article 9 of the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, as amended from time to time, and any successor plan (“ICP”). This document sets forth the rules under which LTIP Awards shall be made and administered. Capitalized terms shall have the meanings set forth in the ICP or in Section 9 herein.

The LTIP shall be effective as of January 1, 2012 (“LTIP Effective Date”).

1.2	Objectives of the LTIP. The objectives of LTIP are to promote continuity in management and provide incentives to key managers.

1.3	Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 8.3 hereof.

2.	Administration.

2.1	Authority of the Committee. The LTIP will be administered by the Committee, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.

2.2	Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any Eligible Employee, and their estates and beneficiaries.

3.	Eligibility for Awards. Only an Eligible Employee shall be eligible to be considered for an LTIP Award. The UPS Salary Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees. The receipt of an LTIP Award in any year does not entitle an individual to an award in any subsequent year.

4.	LTIP Awards. The UPS Salary Committee makes a recommendation as to the LTIP awards to be granted to Eligible Employees, based primarily on the recommendation of their district, region and corporate group managers. The Committee will make the grant of LTIP Awards based on the recommendations of the UPS Salary Committee.

4.1	Target LTIP Award Percentage. An Eligible Employee’s Target LTIP Award Percentage is determined by the Committee based on his or her level of management as of the Grant Date.

4.2	Form of Award. A LTIP Award shall be made in the form of RPUs pursuant to Article 9 of the ICP. The target number of RPUs is based on the product of the Target LTIP Award Percentage and the Eligible Employee’s Annualized Base Salary divided by the Fair Market Value of a Share on the Grant Date. The total target number of RPUs may be divided into one or more Performance Measurement Tranches.

4.3	Performance Measurement Tranches.

4.3.1	General. When an Eligible Employee receives an LTIP Award, he or she shall receive an LTIP Award Document that sets forth the target number of RPUs for the entire LTIP Cycle, the target number of RPUs for each Performance Measurement Tranche and such other terms and conditions as the Committee shall determine. The number of RPUs actually earned for each Performance Measurement Tranche shall be determined after the end of the relevant performance period based on the achievement of specific performance targets, including, if applicable, a Performance Target Matrix, established for that period by the Committee in accordance with Section 5.1. The Committee may use the same or different performance targets and matrixes for each Performance Measurement Tranche in an LTIP Cycle. For example, the performance goal for one or more Performance Measurement Tranches could be growth in consolidated revenues and consolidated operating return on invested capital while the performance goal for another Performance Measurement Tranche in the same LTIP Cycle could be based on earnings per share. Performance targets or matrixes shall be attached to the LTIP Award Documents or otherwise provided to Eligible Employees.

4.3.2	Award Determination. For each Performance Measurement Tranche, the Committee shall review and approve the extent to which the pre-established performance targets have been achieved as described in Section 5.2. One-hundred percent (100%) of the target number of RPUs for the Performance Measurement Tranche shall be credited to an Eligible Employee’s LTIP Account upon 100% achievement of the performance targets for the Performance Measurement Tranche. In establishing the performance targets and matrixes in accordance with Section 5.1, the Committee also may authorize payment of a percentage less than or more than 100% of the target number of RPUs for the Performance Measurement Tranche based on achievement of performance targets at a percentage less than or more than, respectively, 100%.

4.3.3	DEUs. An Eligible Employee’s LTIP Account will be promptly credited with DEUs attributable to the RPUs that have been credited to his or her LTIP Account.

4.4	Maximum Individual Award. The aggregate payout with respect to an LTIP Award shall not exceed the limitations of Section 4.1 of the ICP.

5.	Satisfaction of Internal Revenue Code Section 162(m) for Performance Incentive Award for Management Committee Eligible Employees. LTIP Awards are intended to satisfy the Performance-Based Exception in order to maximize the deductibility of awards made to “covered employees” within the meaning of Code Section 162(m).

5.1

Performance Goals and Maximum Award. In accordance with Sections 11.2 and 11.3 of the ICP and no later than the 90th day of each Plan Year, the Committee shall establish the specific performance goals and matrixes described in Sections 4.3.2 and 4.4.2 that are required to be achieved for payment of LTIP Awards for such Plan Year.

5.2	Committee Certification. In accordance with Section 11.4 of the ICP, after the Form 10-K has been filed for the applicable Plan Year, the Committee shall determine and certify in writing prior to the payment of any portion of LTIP Award to an Eligible Employee (i) that the specific performance goals and any other material terms applicable to the LTIP Awards have been satisfied for the Plan Year and (ii) the amount of the LTIP Award for each Eligible Employee. If the performance goals and other material terms applicable to LTIP Awards are not satisfied, no LTIP Awards shall be paid to Eligible Employees.

6.	Vesting.

6.1	General. The RPUs and DEUs credited to an Eligible Employee’s LTIP Account during the LTIP Cycle shall vest on the Vesting Date for such LTIP Cycle, provided that the Eligible Employee is continuously employed by UPS or a subsidiary during the LTIP Cycle and through such Vesting Date. The benefit payable to the Eligible Employee shall be based entirely on the number of vested RPUs and DEUs credited to his or her LTIP Account at the time the LTIP Award becomes payable.

6.2	Demotion. If an Eligible Employee is demoted before the Vesting Date for an LTIP Cycle to a position that would have been ineligible to receive an LTIP Award, he or she shall forfeit any right to RPUs or DEUs for the Performance Measurement Tranche for the year in which the demotion occurs and for any Performance Measurement Tranche commencing after the demotion. The Eligible Employee shall retain any RPUs and DEUs credited to his or her LTIP Account prior to the demotion, subject to satisfaction of Section 6.1.

6.3

Termination of Employment. If an Eligible Employee’s employment terminates by reason of his or her death, Disability or Retirement before the Vesting Date, he or she immediately shall vest in any RPUs and DEUs for a Performance Measurement Tranche that was completed prior to the termination, and he or she shall forfeit any right to RPUs or DEUs for the Performance Measurement Tranche for the year in which the termination occurs and for any Performance

Measurement Tranche commencing after the termination. Further, if an Eligible Employee terminates employment before the applicable Vesting Date for any reason other than death, Disability or Retirement, he or she shall forfeit the LTIP Award in its entirety.

7.	Payment of Awards.

7.1.1	Form and Timing. Shares attributable to vested RPUs and DEUs credited to his or her LTIP account shall be transferred to the Eligible Employee (or his or her estate in the event of death) at the following time:

(A)	If the Eligible Employee is employed on the Vesting Date, during the calendar quarter that includes the applicable Vesting Date;

(B)	If the Eligible Employee terminates employment prior to the applicable Vesting Date as a result of death, no later than 90 days after the date of his or her death; and

(C)	If the Eligible Employee terminates employment prior to the applicable Vesting Date as a result of Disability or Retirement, during the calendar quarter that includes the applicable Vesting Date and at the same time as shares are transferred to an Eligible Employee employed on the Vesting Date under (A) above as if the former Eligible Employee had continued to be employed by the Company or an Affiliate through such Vesting Date.

7.2	Tax Withholding. LTIP Awards shall be reduced for applicable taxes, or the Eligible Employee shall remit taxes in accordance with Article 15 of the ICP.

8.	Miscellaneous.

8.1	Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.

8.2	Section 409A Compliance. Each LTIP Award is intended either to be exempt from Section 409A or to comply with Section 409A. To the extent that benefits provided under an LTIP Award constitute deferred compensation for purposes of Section 409A and to the extent that deferred compensation is payable upon a “separation from service” as defined in Section 409A, then if the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, to the minimum extent required by Section 409A of the Code, no amount of deferred compensation shall be paid or transferred to the Eligible Employee as a result of the Eligible Employee’s separation from service until the date which is the earlier of (i) the expiration of the six month and one day period measured from the date of the Eligible Employee’s separation from service or (ii) the date of the Eligible Employee’s death (the “Delay Period”). All amounts subject to the Delay Period shall be transferred to the Eligible Employee promptly after the Delay Period.

8.3	Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any LTIP Award at any time subject to the terms of the ICP. Any such amendment shall be in writing signed by a majority of the members of the Committee. The UPS Salary Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be in writing, signed by all members of the UPS Salary Committee and a copy of any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.

9.	Definitions. Except as set forth below, capitalized terms shall have the meanings set forth in the ICP.

9.1	Annualized Base Salary. An Eligible Employee’s rate of pay for a single fixed pay installment determined as of the Grant Date multiplied by the number of mandatory fixed pay installments for the Plan Year.

9.2	Committee. The Committee as defined in Section 1.1.

9.3	Company. United Parcel Service, Inc.

9.4	DEUs. Dividend equivalent units for dividends paid on a share of UPS class A common stock determined as follows:

9.4.1	(a) in the case of Share dividends, by multiplying the per Share dividend by the number of RPUs and DEUs credited to the Eligible Employee’s account prior to the adjustment for the dividend; and

9.4.2	(b) in the case of a cash dividend or non-Share property dividend, by (i) multiplying the cash dividend paid per Share or the fair market value of the property transferred per Share by the number of RPUs and DEUs credited to the Eligible Employee’s account prior to adjustment for the dividend and (ii) dividing the product obtained in (i) by the closing price on the NYSE of UPS Class B common stock on the last full trading day before the dividend is paid.

Each DEU shall have a value equal to one share of UPS class A common stock.

9.5	Disability. Disability as defined in the Company’s long-term disability plan, or if no such plan exists, as determined by the Committee in its discretion.

9.6	Eligible Employee. For each Plan Year, an Employee who is classified at the region staff manager level or another level having equivalent or greater responsibilities and satisfies such other eligibility criteria as may be developed from time to time by the UPS Salary Committee.

9.7	Grant Date. The date as of which an LTIP Award is granted, as shown on the Award Document for such LTIP Award.

9.8	ICP. The United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, as amended from time to time or any successor plan and any reference to a particular section of the ICP shall include a reference to the comparable section (as determined by the Committee) of the successor plan.

9.9	LTIP. The Long-Term Incentive Performance Program, as amended from time to time.

9.10	LTIP Account. A bookkeeping account maintained to keep track of the LTIP Award and any adjustments made to such award.

9.11	LTIP Award. The award described in Section 4.1.

9.12	LTIP Cycle. A cycle of at least three Plan Years as determined by the Committee. For example, the 2012 LTIP Cycle begins on January 1, 2012 and ends no earlier than December 31, 2014 and the 2013 LTIP Cycle begins on January 1, 2013, and ends no earlier than December 31, 2015.

9.13	LTIP Effective Date. The date described in Section 1.1.

9.14	NYSE. The New York Stock Exchange.

9.15	Performance Measurement Tranche. A Performance Measurement Tranche described in Section 4.3.1.

9.16	Performance Target Matrix. A Performance Target Matrix described in Section 4.3.1.

9.17	Plan Year. The calendar year, January 1 - December 31.

9.18	RPU. A Restricted Performance Unit, which is a bookkeeping unit, the value of which corresponds to one share of UPS Class A common stock.

9.19	Target LTIP Award Percentage. The percentage described in Section 4.1.

9.20	UPS Salary Committee. The Salary Committee of United Parcel Service, Inc.

9.21	Vesting Date. January 31 immediately following the end of the LTIP Cycle. For example, January 31, 2015 is the Vesting Date for the 2012 LTIP Cycle if that cycle is three Plan Years.